Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Imago BioSciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for future issuance under the 2021 Incentive Award Plan(3)	Other	1,676,587	$19.27	$32,307,831.49	0.0000927	$2,994.94

Equity	Common Stock, $0.0001 par value per share, reserved for future issuance under the 2021 Employee Stock Purchase Plan(4)	Other	335,317	$19.27	$ 6,461,558.59	0.0000927	$ 598.99

Total Offering Amounts					$38,769,390.08		$3,593.93

Total Fee Offsets							—

Net Fee Due							$3,593.93

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Imago BioSciences, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”) and 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 21, 2022.

(3)	Represents the additional shares of common stock available for future issuance under the 2021 Plan resulting from an automatic annual increase as of January 1, 2022.
(4)	Represents the additional shares of common stock available for future issuance under the ESPP resulting from an automatic annual increase as of January 1, 2022.